Exhibit 23.6

July 3, 2023

Ryde Group Ltd

Duo Tower, 3 Fraser Street, #08-21

Singapore 189352

+65-9665-3216

Ladies and Gentlemen,

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references of my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Ryde Group Ltd (the “Company”), and any amendments thereto, which indicate that I have accepted my appointment as an independent non-executive director of the Company. I further agree that my appointment will become effective upon the declaration of effectiveness of the Registration Statement by the United States Securities and Exchange Commission.

I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Yours faithfully,

/s/ Venkata Subramanian s/o Sreenivasan

Name: Venkata Subramanian s/o Sreenivasan